Exhibit 21.1

SUBSIDIAIRES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation/Formation
3e Network Technology Holdings Limited	British Virgin Islands
3e Network Technology Company Limited	Hong Kong
Maskmeta Limited	Hong Kong